EXHIBIT 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick
President	Investor Relations
(847) 382-1000	(847) 620-1330

CTI Industries Corporation Reports

Results for Full Year and Fourth Quarter 2012

FOR IMMEDIATE RELEASE

March 21, 2013

LAKE BARRINGTON, IL, March 21, 2013 -- CTI Industries Corporation (NASDAQ Capital Market), a manufacturer and marketer of novelty balloons, flexible packaging and storage products and printed and laminated films, today announced its full-year results of operations for 2012, as well as for the three months ended December 31, 2012.

Year-End Results

For the year ended December 31, 2012, consolidated net sales totaled $49,543,000, compared to consolidated net sales of $47,171,000 for the year ended December 31, 2011, an increase of 5%. For the year, CTI achieved net income of $102,000 or $0.03 per share (basic and diluted), compared to $484,000 or $0.15 per share (basic and diluted) in 2011.

Fourth Quarter Results

Consolidated net sales for the fourth quarter of 2012 were $12,133,000 compared to consolidated net sales of $10,778,000 for the fourth quarter of 2011, an increase of 12.6%. For the fourth quarter of 2012, CTI had a net loss of $215,000, compared to net income of $155,000 for the fourth quarter of 2011. For the fourth quarter, CTI had a loss per share of $0.07 (basic and diluted) compared to earnings per share for the fourth quarter 2011 of $0.05 (basic and diluted).

Key Factors and Trends

In 2012, net sales rose to the highest level in CTI’s 37 year history, as sales in the pouch and container line expanded 14% while sales in the novelty line of foil and latex balloons continued to expand as well. Sales of our branded line of vacuum sealing machines and associated rolls and pouches, which were just introduced in 2012, grew to $5.6 million in the year, and we anticipate significant revenue growth in that line during 2013.

Bottom line results were affected by substantial increases in selling, marketing and administrative expenses principally related to our investment in the planning, development, introduction, marketing and selling of the new branded line of vacuum sealing consumer products, and also related to the expansion of our operations in foreign markets.

Gross margin levels increased from 19.5% in 2011 to 22% in 2012. This increase resulted from the moderation in some commodities pricing during 2012 and also because of a change in the mix of the products we sold from lower margin to higher margin products.

Sales in our foreign operations (Mexico, the UK and Europe) increased from $12,514,000 in 2011 to $14,016,000 in 2012, an increase of 12%, reflecting our continued efforts to expand our international activities and revenues.

We invested significantly in our future during 2012, increasing our inventories by $2.5 million and investing over $1.2 million in capital items, principal production equipment and facilities.

Nevertheless, our liquidity improved, in part due to our subordinated loan financing, with the result that our working capital increased from just over $5 million as of December 31, 2011 to more than $10 million on December 31, 2012.

CTI Industries Corporation, based in suburban Chicago, designs, develops, produces and markets a line of novelty balloon products, laminated and printed films for packaging applications and flexible packaging and storage products.

Statements made in this release that are not historical facts are “forward-looking” statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. We have based these forward-looking statements on our current expectations and projections about future results. Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from statements made herein. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents (VIE $22,000 and $11,000, respectively)	$351,064	$338,523
Accounts receivable, (less allowance for doubtful accounts of $99,000 and $70,000 respectively)	7,773,332	7,091,194
Inventories, net	15,813,276	13,338,317
Net deferred income tax asset	846,371	760,241
Prepaid expenses and other current assets (VIE $108,000 and $93,000, respectively)	2,345,711	1,772,694
Total current assets	27,129,754	23,300,969

Total property, plant and equipment, net	8,699,070	8,843,909

Total other assets	1,918,319	1,470,644

TOTAL ASSETS	$37,747,143	$33,615,522

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities (VIE $198,000 and $98,000, respectively)	$16,963,447	$17,688,994
Total long-term liabilities, less current maturities (VIE $533,000 and $687,000, respectively)	8,701,650	4,171,033
Total Liabilities	25,665,097	21,860,027

Total CTI Industries Corporation stockholders' equity	12,242,738	11,860,768

Noncontrolling Interest	(160,692)	(105,273)

Total Equity	12,082,046	11,755,495

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$37,747,143	$33,615,522

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Statements of Operations

	Year ended December 31,		Three months ended December 31,
	2012	2011	2012	2011

Net sales	$49,542,762	$47,171,498	$12,132,945	$10,778,107
Cost of sales	38,636,245	37,965,245	9,346,057	8,381,984
Gross profit	10,906,517	9,206,253	2,786,888	2,396,123

Operating expenses:
General and administrative	6,357,249	5,278,507	1,915,791	1,303,511
Selling	1,720,878	910,882	416,095	256,350
Advertising and marketing	1,769,477	1,579,162	520,399	470,230

Total operating expenses	9,847,604	7,768,551	2,852,285	2,030,091

Income (loss) from operations	1,058,913	1,437,702	(65,397)	366,032

Other (expense) income:
Interest expense	(991,152)	(773,111)	(377,906)	(171,269)
Other	24,841	38,169	11,636	3,272

Total other expense	(966,311)	(734,942)	(366,270)	(167,997)

Income (loss) before income taxes and noncontrolling interest	92,602	702,760	(431,666)	198,035

Income tax expense (benefit)	46,272	319,444	(157,454)	65,636

Net income (loss)	46,330	383,316	(274,213)	132,399

Less: Net loss attributable to noncontrolling interest	(55,419)	(100,594)	(58,844)	(22,928)

Net income (loss) attributable to CTI Industries Corporation	$101,749	$483,910	$(215,369)	$155,327

Income (loss) applicable to common shares	$101,749	$483,910	$(215,369)	$155,327

Other Comprehensive Income
Foreign currency adjustment	114,197	(692,881)	26,015	(369,300)
Comprehensive income (loss) attributable to CTI Industries Corporation	$215,946	$(208,971)	$(189,354)	$(213,973)

Basic income (loss) per common share	$0.03	$0.15	$(0.07)	$0.05

Diluted income (loss) per common share	$0.03	$0.15	$(0.07)	$0.05

Weighted average number of shares and
equivalent shares of common stock outstanding:
Basic	3,216,756	3,138,958	3,240,266	3,141,261

Diluted	3,293,106	3,181,102	3,252,528	3,180,143